JOY GLOBAL INC.	News Release
At the Company:	At Financial Relations Board:
Donald C. Roof	George Zagoudis
Executive Vice President and	Analyst Contact
Chief Financial Officer	312-640-6663
414-319-8517

JOY GLOBAL INC. ANNOUNCES ELECTION OF WOODWARD AND MAJOR

Milwaukee, WI – April 18, 2007 – Joy Global Inc. (Nasdaq: JOYG) today announced that its board of directors elected James H. Woodward, Jr. as the company’s chief financial officer and treasurer and elected Sean D. Major as the company’s general counsel. Both Mr. Woodward and Mr. Major joined the company as executive vice presidents in January 2007.

Woodward, 54, joins Joy Global from JLG Industries, Inc., where he served as executive vice president and chief financial officer from 2000 until its recent acquisition. Prior to JLG, he was with Dana Corporation for 18 years and served in a series of increasingly senior financial and operational roles, including vice president and corporate controller. Woodward holds a BA degree from Michigan State University and began his career with Deloitte & Touche.

Major, 43, joins the company from Johnson Controls, Inc., where he held a series of increasingly senior legal positions and most recently served as assistant general counsel and assistant secretary. He began his corporate career at Abbott Laboratories after spending seven years in private practice with law firms in Chicago and Tokyo. He holds a BA degree in Economics from DePauw University, a JD degree from Indiana University School of Law and an MBA from Northwestern University.

“Jim and Sean have gone through an extensive orientation program to meet our customers, visit our facilities around the world, and generally get a solid grounding in our markets and our business. They are now more than ready to assume their respective responsibilities,” noted Mike Sutherlin, president and CEO. “I am pleased to have people of their experience, capability and caliber on my team. We now have a team in place that is ready and able to lead this business through the next phase of its growth.”

As previously announced, Donald C. Roof, the company’s executive vice president, chief financial officer and treasurer since 2001, will retire from the company in mid-2007. “Don has been a great asset to this business, and played an instrumental role in our improving performance over the past several years,” noted Mike Sutherlin. “Don has continued his tireless efforts during the transition period, and he led a smooth and orderly transfer of the CFO position. I want to thank Don for his contributions and wish him all the best in his retirement.”

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Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.